Exhibit 99.1

Mace Security International, Inc. Extends Rights Offering to August 1, 2011

HORSHAM, Pa.--(BUSINESS WIRE)--July 26, 2011--Mace Security International, Inc. (“Mace” or the “Company”) (OTCQB: MACE) announced that it has extended its rights offering to August 1, 2011, 5:00 PM Eastern Daylight Time, the date by which stockholders may exercise their subscription rights, to accommodate all stockholders who wish to participate in the rights offering. As previously disclosed, the Company has commenced a rights offering to its stockholders of record on June 27, 2011 (the “Rights Offering”). As more fully described in the Prospectus dated June 30, 2011 (the "Prospectus"), each Mace stockholder has been given the right to purchase three shares of common stock for each share of common stock owned of record on June 27, 2011, at an exercise price of $0.20 per share. The original date by which the rights had to be exercised was July 25, 2011, 5:00 PM Eastern Daylight Time. As extended, the subscription rights will expire if they are not exercised by 5:00 PM Eastern Daylight Time on August 1, 2011. As set forth in the Prospectus, the Company has the right to extend and/or modify the terms of the Rights Offering at any time.

The Prospectus has been mailed to stockholders of record on June 27, 2011 and can also be found at the Securities and Exchange Commission’s website at www.sec.gov or the Company’s website at www.mace.com under Investor Relations. If you have any questions or need further information regarding the Rights Offering, you may contact the Information Agent, Phoenix Advisory Partners (“Phoenix”), toll free at (877) 478-5038. You may also email Phoenix at info@phoenixadvisorypartners.com.

About Mace

Mace Security International, Inc. (OTCQB: MACE) is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to the success of the Rights Offering, economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

CONTACT:
Mace Security International, Inc.
Sarah Din, MarCom Manager, 925-478-4524
sdin@mace.com